EXHIBIT 16

December 4, 2003



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated December 1, 2003, of the Sprint Retirement Savings Plan and are in agreement with the statements contained in the second, third and fourth paragraphs of Item 4 presented on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              /s/ Ernst & Young LLP
                              Ernst & Young LLP